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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE

                                       Contact:   Robert S. Muehlberg
                                                  President and
                                                  Chief Executive Officer
                                                  (619) 560-0110


                 MEDICAL IMAGING CENTERS OF AMERICA, INC. SIGNS
         A DEFINITIVE MERGER AGREEMENT WITH U.S. DIAGNOSTIC LABS, INC.
                    TO BE ACQUIRED FOR $11.75 CASH PER SHARE


     SAN DIEGO, CA - August 1, 1996 - MEDICAL IMAGING CENTERS OF AMERICA, INC.\ (OTC Bulletin Board/MIGA)

     Medical Imaging Centers of America, Inc. ("MICA") (OTC Bulletin Board/MIGA) announced today the signing of a definitive merger agreement to be acquired by U.S. Diagnostic Labs, Inc. ("USDL") (NASDAQ Symbol: USDL) pursuant to a merger in which each share of MICA will receive $11.75 in cash. The definitive merger agreement is subject to customary closing conditions, including expiration of the Hart-Scott-Rodino waiting period and approval by the shareholders of MICA.

     As previously announced on July 17, 1996, MICA signed an agreement in principle to be acquired by USDL for $11.75 per share in cash and/or USDL stock. Upon due diligence by both companies and extensive negotiations, the proposal was revised to provide $11.75 per share in cash.

     Robert Muehlberg, chairman and chief executive officer of MICA, commented, "After completing a lengthy and exhaustive auction process and receiving a favorable fairness opinion from our financial advisors, I am pleased to announce that we have reached a definitive merger agreement which provides the best value to MICA shareholders. In addition to a return to our shareholders we expect the merger with USDL will allow us to provide the same quality service to our customers as we have in the past."

     MICA owns and manages 17 diagnostic imaging centers and one radiation oncology center. MICA also provides outpatient diagnostic imaging services and medical equipment rentals to physicians, managed care providers and hospitals.

     USDL is a physician practice management ("PPM") provider focused on the acquisition, operation and management of multi- modality diagnostic imaging centers and related medical facilities. The company currently manages 50 wholly owned or majority owned facilities in 12 states.